QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Meridian Environmental Technology, Inc.	North Dakota
Berkeley Transportation Systems, Inc.	Delaware

QuickLinks

  Exhibit 21
LIST OF SUBSIDIARIES